Exhibit 99.1

ValueVision Media Responds to Clinton Group’s Abandonment of Proposals

Cancels Special Meeting of Shareholders

MINNEAPOLIS, MN – February 4, 2014 -- ValueVision Media, Inc. (NASDAQ: VVTV) ("ValueVision"), a multichannel electronic retailer via TV, Internet and mobile, today responded to the announcement from Clinton Group and its associates (the "Clinton Group") that it no longer advocates the proposals it had previously put forth and will not take part in the March 14, 2014 special meeting of shareholders called solely in response to the Clinton Group’s request for a special meeting to consider these proposals.  Accordingly, ValueVision has determined that it is in the best interest of the Company and its shareholders to cancel the special meeting at this time.

ValueVision had set the March 14, 2014 meeting date as a courtesy to the Clinton Group to provide ValueVision shareholders with an opportunity to consider and vote upon the proposals put forth by the Clinton Group on November 4, 2013, notwithstanding the numerous deficiencies contained in the Clinton Group’s materials requesting the special meeting.

ValueVision first informed the Clinton Group on November 15, 2013 that its meeting request and related materials were deficient under Minnesota law and the Company’s bylaws.  At that time, in a good faith attempt to avoid an unproductive dispute, the Company publicly committed to a March 14, 2014 special meeting, providing both parties with adequate time to file the necessary documents with the Securities and Exchange Commission and solicit proxies after the strategically important holiday season.  In keeping with that commitment, on January 24, 2014, ValueVision filed with the Securities and Exchange Commission preliminary proxy materials in connection with the special meeting.

Subsequently, on January 27, 2014, the Clinton Group sent ValueVision a letter headed: “Notice of Intent to Present Amended Proposals at a Special Meeting of ValueVision Media, Inc. to be held on March 14, 2014,” followed later that day by a second letter headed “Notice of Intent to Present an Additional Amended Proposal at the Special Meeting of ValueVision Media, Inc. to be held on March 14, 2014.”  Among other modifications, Clinton’s new proposals sought to amend the Company’s bylaws to lower the required vote to remove directors.  ValueVision rejected Clinton’s new proposals, which were untimely under the Company’s bylaws, whereupon Clinton announced its intention not to take part in the special meeting.

ValueVision is encouraged by the support it has received from its shareholders in connection with the special meeting request and looks forward to continuing its dialogue with shareholders, including at the 2014 annual meeting of shareholders.  The ValueVision Board of Directors and management team remain focused on executing the Company’s strategy in order to maximize value creation for shareholders.

Jefferies LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP and Barnes & Thornburg LLP are acting as legal advisors to ValueVision.

About ValueVision Media

ValueVision Media, Inc. is a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. ValueVision has transitioned its consumer brand to ShopHQ from ShopNBC. ValueVision's television network reaches over 86 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company's shareholders. The Company will file with the Securities and Exchange Commission ("SEC") and provide to its stockholders a proxy statement and a WHITE proxy card in connection with any such shareholder meeting. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with any such shareholder meeting. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at any such meeting will be included in the proxy statement filed by the Company with the SEC in connection with any such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Any proxy statement, any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY ANY SUCH PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

Contacts

Media:
Dawn Zaremba
ShopHQ
dzaremba@shophq.com
(952) 943-6043 O

Joele Frank / Tim Lynch / Jed Repko
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investors:
David Collins / Eric Lentini
Catalyst Global LLC
vvtv@catalyst-ir.com
(212) 924-9800 O
(917) 734-0339 M

Arthur Crozier / Scott Winter / Jonathan Salzberger
Innisfree M&A Incorporated
(212) 750-5833